OC-379758

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

AgiiPlus Global Inc.

having by Special resolution dated 10th day of May Two Thousand Twenty-Two changed its name, is now incorporated under name of

SunCar Technology Group Inc.

Given under my hand and Seal at George Town in the
Island of Grand Cayman this 12th day of May
Two Thousand Twenty-Two

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

An Authorised Officer,
Registry of Companies,
Cayman Islands.

Authorisation Code : 703943514033
www.verify.gov.ky
17 May 2022